Exhibit 10.2

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (“Agreement”) is entered into effective as of June 24, 2009 (the “Effective Date”), by and between NILE THERAPEUTICS, INC., a Delaware corporation (“NILE”) and TWO RIVER CONSULTING, LLC, a Delaware limited liability corporation (“CONSULTANT”), having a business address at 689 Fifth Avenue, New York, NY 10022.

RECITALS:

WHEREAS, NILE is a development stage biotechnology company that is developing certain pharmaceutical technologies for the treatment of cardiovascular disease;

WHEREAS, CONSULTANT has substantial experience in the management and oversight of development stage biotechnology companies; and

WHEREAS, NILE desires to retain the services of CONSULTANT and CONSULTANT is willing to provide such services.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained herein, the parties hereby agree as follows:

1.	Services.

1.1.	Services. NILE retains CONSULTANT and CONSULTANT agrees to provide Services to NILE (the “Services”) as it may from time to time reasonably request, which shall include the Services set forth on Exhibit A attached to this Agreement.

1.2.	Performance. CONSULTANT agrees to render the Services to NILE, or to its designee, (a) at such reasonably convenient times and places as NILE may direct, (b) under the general supervision of NILE, (c) on a “best efforts” basis, and (d) in compliance with all applicable government laws and regulations in the jurisdiction in which the Services are being conducted. CONSULTANT represents and warrants that it has the necessary experience and knowledge to perform the Services. CONSULTANT will comply with all rules, procedures and standards promulgated from time to time by NILE with regard to CONSULTANT’s access to and use of NILE’s property, information, equipment and facilities. CONSULTANT agrees to furnish NILE with written reports with respect to the Services if and when requested by NILE.

1.3.	Third Party Confidential Information. CONSULTANT agrees not to use any trade secrets or other confidential information of any other person, firm, corporation, institution or other entity in connection with any of the Services.

1.4.	No Conflicts. CONSULTANT is under no contractual or other obligation or restriction that is inconsistent with CONSULTANT’s execution of this Agreement or the performance of the Services. During the Term (defined below), CONSULTANT will not enter into any agreement, either written or oral, in conflict with CONSULTANT’s obligations under this Agreement. CONSULTANT will arrange to provide the Services in such manner and at such times that the Services will not conflict with CONSULTANT’s responsibilities under any other agreement, arrangement or understanding or pursuant to any employment relationship CONSULTANT has at any time with any third party. Subject to the foregoing, nothing contained herein shall be deemed to restrict CONSULTANT or its directors, officers or employees from engaging in any business or from contracting with other parties for similar or different services.

2.	Compensation. In consideration for the Services rendered by CONSULTANT to NILE, NILE agrees:

2.1.	To pay CONSULTANT an amount equal to Sixty Five Thousand Dollars ($65,000.00) per month during the Term. Undisputed payments will be made by NILE within 30 days from NILE’s receipt of CONSULTANT’s invoice. Invoices will contain such detail as NILE may reasonably require and will be payable in U.S. Dollars.

2.2.	NILE shall reimburse CONSULTANT for all normal, usual and necessary expenses incurred by the CONSULTANT in performing the Services, including reasonable travel and entertainment, upon timely receipt by NILE of appropriate vouchers or other proof of the CONSULTANT’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by NILE.

2.3.	NILE will issue to CONSULTANT and/or its designees stock options (the “Options”) in substantially the form attached hereto as Exhibit B to purchase an aggregate of Seven Hundred Fifty Thousand (750,000) shares of common stock of NILE, par value $0.001 per share (the “Common Stock”), at an exercise price equal to the closing sale price of the Common Stock on the Effective Date, which Options shall vest, if at all, in accordance with the vesting schedule set forth on Exhibit C attached hereto. The Options shall be issued pursuant to the NILE’s 2005 Stock Option Plan

3.	Term and Termination.

3.1.	Term. This Agreement will commence on the Effective Date and continue for a period of one (1) year from the Effective Date (the “Term”), unless sooner terminated pursuant to the express terms of this Section 2.3 or extended by mutual agreement of the parties. The Term may be extended for additional periods upon the mutual written agreement of NILE and CONSULTANT.

3.2.	Termination for Breach. If either party breaches in any material respect any of its material obligations under this Agreement, in addition to any other right or remedy, the non-breaching party may terminate this Agreement in the event that the breach is not cured within 30 days after receipt by that party of written notice of the breach.

3.3.	Termination by NILE. NILE may terminate this Agreement immediately at any time upon written notice to CONSULTANT in the event of a breach of this Agreement by CONSULTANT which cannot be cured (i.e. breach of the confidentiality obligation).

3.4.	Other Termination. Either NILE or CONSULTANT may terminate this Agreement for any reason upon not less than 90 days prior written notice to the other party.

3.5.	Effect of Expiration/Termination. Upon expiration or termination, neither NILE nor CONSULTANT will have any further obligations under this Agreement, except the liabilities accrued through the date of termination. Upon expiration or termination, and in any case upon NILE’s request, CONSULTANT will return immediately to NILE all tangible Confidential Information, including all copies and reproductions thereof, except for one (1) copy which may be retained solely for archival purposes. In the event this Agreement is terminated by either party pursuant to Section 3.4 or by CONSULTANT pursuant to Section 3.2, then all unvested portions of the Options shall accelerate and be deemed vested as of the effective date of such termination.

4.	Confidentiality.

4.1.	Definition. “Confidential Information” means all trade secrets and confidential or proprietary information owned, possessed or used by NILE, learned of by CONSULTANT or developed by CONSULTANT in connection with the Services, whether or not in written form, including but not limited to data, know-how, unpublished findings, compounds, product information, processes, patent applications, business plans and strategies, financial data, proprietary software, technology under development, and marketing information, regardless of whether such disclosures are marked or otherwise designated as “Confidential,” or if such confidential information is disclosed in non-written form, such disclosure shall be identified as Confidential Information when first disclosed; and (b) any information, software, or other materials created by the CONSULTANT including any part of the information described in clause (a) of this sentence.

4.2.	Obligation. CONSULTANT agrees that during the course of the Term and for a period of five (5) years thereafter, it will keep in strictest confidence and will not disclose or make accessible to any other person without the prior written consent of NILE, NILE’s Confidential Information.

4.3.

Exclusion. Confidential Information does not include information that (a) is in the public domain or which becomes part of the public domain through no wrongful act on CONSULTANT’s part but only after it becomes so publicly known, (b) is already in

CONSULTANT’s possession at the time of disclosure by NILE, other than by previous disclosure by NILE, as evidenced by written or electronic records, or (c) that becomes known to CONSULTANT through disclosure by a third party having the right to disclose the information, as evidenced by written or electronic records. In addition, the CONSULTANT may disclose Confidential Information to the extent such information is required to be disclosed by law, regulation or order of a court of competent jurisdiction or regulatory authority, provided that CONSULTANT shall promptly notify NILE when such requirement to disclose arises, and shall cooperate with NILE so as to enable NILE to: (1) seek an appropriate protective order; and (2) make any applicable claim of confidentiality in respect of such Confidential Information; and provided, further, that CONSULTANT shall disclose Confidential Information only to the extent required by the protective order or other similar order, if such an order is obtained, and, if no such order is obtained, the receiving party shall disclose only the minimum amount of such Confidential Information required to be disclosed in order to comply with the applicable law, regulation or order.

5.	Insider Trading. NILE is a public company that is subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended, and as such, in the course of his duties hereunder, CONSULTANT may receive from NILE or others information that may be considered material, nonpublic information concerning. Accordingly, CONSULTANT agrees NOT to:

5.1.	buy or sell any security, option, bond or warrant while in possession of relevant material, nonpublic information received from NILE or others in connection herewith; or

5.2.	provide any person with material, nonpublic information, received from NILE, including any relative, associate, or other individual who intends to, or may, (i) trade securities with respect to NILE which is the subject of such information, or (ii) otherwise directly or indirectly benefit from such information.

CONSULTANT agrees to comply with NILE’s insider trading policies in effect from time to time.

6.	Inventions.

6.1.	Definition. CONSULTANT will promptly disclose in confidence to NILE all inventions, discoveries, improvements, ideas, designs, processes, products, computer programs, works of authorship, databases, mask works, trade secrets, know-how, research and creations (whether or not patentable or subject to copyright or trade secret protection) that CONSULTANT makes, conceives or reduces to practice, either alone or jointly with others, and that result from the performance of the Services (“Inventions”).

6.2.	Ownership. All Inventions will be the exclusive property of NILE. For purposes of the copyright laws of the United States, all Inventions will constitute “works made for hire”,

except to the extent such Inventions cannot by law be “works made for hire”. To the extent Inventions have not been previously assigned to NILE, CONSULTANT hereby assigns and, to the extent any such assignment cannot be made at present, hereby agrees to assign to NILE, without further compensation, all right, title and interest in and to all Inventions and any and all related patents, patent applications, copyrights, copyright applications, trademarks, trade names, trade secrets and other proprietary rights in the United States and throughout the world. CONSULTANT agrees to cause its employees and other personnel performing Services to assign all Inventions to NILE.

6.3.	Records. CONSULTANT shall make and maintain adequate and current written records of all Inventions, which records shall be available to and remain the property of NILE at all times.

7.	Liability & Indemnity.

7.1.	Disclaimer of Warranty. CONSULTANT makes no express or implied representations, warranties or guarantees relating to the Services or the quality or results of Services to be performed under this Agreement. CONSULTANT will provide the Services with reasonable care and skill; provided, however, that CONSULTANT shall not be liable to NILE or any other person for any loss, damage or expense which may result therefrom or from any change in the manner in which CONSULTANT renders the Services, so long as CONSULTANT deems such change necessary or desirable in the conduct of its own operations. CONSULTANT shall not be liable to NILE for the consequences of any failure or delay to perform any of CONSULTANT’s obligations under this Agreement, other than for damages arising from CONSULTANT’s gross negligence or willful misconduct; provided, however, that CONSULTANT shall provide reasonably prompt notice to NILE of such liability and the reasons therefor.

7.2.

Indemnification. NILE hereby agrees to indemnify CONSULTANT and its officers, directors, employees (“Indemnitees”) and protect, defend, save and hold each Indemnitee harmless from and against, on an after-tax basis, any and all liabilities, damages, losses, settlements, claims, actions, suits, penalties, fines, costs or expenses (“Loss”) arising from any claim, demand, assessment, action, suit or proceeding (“Claim”) of whatever kind or nature, including, without limitation, any claim or liability based upon negligence, warranty, strict liability, violation of government regulation or infringement of patent or other proprietary rights, arising from, in connection with or occurring as a result of this Agreement and any and all transactions contemplated hereby; provided that if such Loss or Claim arises in whole or in part from the gross negligence or intentional misconduct of an Indemnitee, then the amount of the Loss that NILE shall indemnify CONSULTANT for shall be reduced by an amount in proportion to the percentage of CONSULTANT’s responsibilities for such Loss as determined by a court of competent jurisdiction in a final and non-appealable decision or in a binding settlement between the parties. Additionally, NILE shall indemnify, defend, and hold harmless each Indemnitee for any and all Loss and Claims made or brought

(whether successfully or otherwise) within the relevant limitation period by or on behalf of subjects taking part in a clinical study being conducted by NILE seeking damages for personal injury (including death), directly caused or attributed to any substance dispensed or administered in accordance with the provisions of a clinical protocol to which the subjects would not have been exposed but for their participation in such study.

7.3.	Obligations of the Parties. Each Indemnitee seeking indemnification under this Section must:

7.3.1.	promptly notify NILE of any such Claims against it.

7.3.2.	authorize and permit the NILE to conduct and exercise sole control of the defense and disposition (including all decisions relative to litigation, appeal or settlement) of such Claims (including access to pertinent records and documents and provision of relevant testimony) and to determine the scope of its obligations hereunder.

7.3.3.	subject to the foregoing, be permitted to participate in the defense of any such Claims at its own cost and expense and, notwithstanding the foregoing, the Indemnitee’s consent shall be required for any settlement involving injunctive or other equitable relief against it, its assets, employees or business, which consent shall not be unreasonably withheld or delayed.

7.4.	Notice of Claim. Each Indemnitee will tender to NILE the defense of any Claim by giving NILE notice of such Claim (including a copy of any such Claim served upon indemnitee), within 10 business days after such Claim was served upon Indemnitee; provided, however, that the failure of a party to provide notice within the specified time period will not relieve NILE from its obligations hereunder except to the extent it has been prejudiced by the failure to give timely notice. NILE shall defend Indemnitee from any Claim so tendered to it at its sole cost and expense and shall keep Indemnitee informed as to the progress of its defense and disposition (including without limitation, settlement, litigation or appeal) or any such Claims.

7.5.	Limitations of liability.

7.5.1.	Neither party shall be liable to the other for loss, damage, or liability in respect of loss of profits, business or revenue loss, special, indirect or consequential loss (even if foreseeable or in the contemplation of either party).

7.5.2.	NILE shall be responsible for any errors or omissions made by its own employees in connection with its performance of its obligations pursuant to this Agreement.

7.5.3.	CONSULTANT shall be responsible for liabilities arising from errors or omissions made by it in the transmission of information to NILE, and NILE shall be entitled to assume the accuracy of all information transmitted to it by CONSULTANT, and to rely on such information, for all purposes under this Agreement.

7.5.4.	CONSULTANT shall not be responsible for a failure to meet its obligations under this Agreement to the extent caused by the following: (a) materially inaccurate data submitted by NILE; (b) any failure by NILE to meet its obligations stated in this Agreement; (c) any failure of equipment, facilities or services not controlled or supplied by CONSULTANT. It is understood that CONSULTANT shall not be liable to NILE nor be deemed to have breached this Agreement for delays arising from NILE’s failure to timely provide such required data, documents, materials or information, in order for CONSULTANT to perform the Services in accordance with agreed upon timelines or deadlines. NILE acknowledges that if such delays occur, then performance of the Services by CONSULTANT shall be extended by the length of time of such delays.

7.5.5.	In no event will CONSULTANT have any liability, whether based in contract, tort (including, without limitation, negligence) warranty or any other legal or equitable grounds as a result of data, documents, information, materials, or the like received from NILE for use by CONSULTANT in the performance of the Services.

7.6.	Personal Injury. Nothing herein shall purport to exclude or restrict liability of either party for death or personal injury howsoever occasioned.

7.7.	Maintenance of Insurance. NILE shall at all times obtain and maintain insurance of a type and amount adequate to cover all loss, damage, liability or costs in respect of which it is liable to indemnify Indemnitees under the provisions of this Section and shall not do or omit any act, matter or thing which may prejudice or render voidable any such insurance.

7.8.	Survival of Obligations. The terms of this Section 7 and the parties’ obligations hereunder shall survive termination or expiration of this Agreement.

8.	Independent Contractor. In undertaking to perform its Services hereunder, CONSULTANT is doing so as an independent contractor, and nothing in this Agreement shall be construed as creating any relationship of partnership, joint venture or agency as and between the parties hereto. No relationship of employer or employee shall arise or be created under this Master Agreement as and between NILE and CONSULTANT and/or any personnel engaged by CONSULTANT to perform the Services (“CONSULTANT Personnel”). CONSULTANT Personnel shall not be eligible for any NILE employee benefits, nor shall NILE be obliged to make any deductions from CONSULTANT’S fees for taxes, such taxes being the sole responsibility of CONSULTANT. Neither party shall have any authority by virtue of this Agreement to contract or otherwise act on behalf of the other.

9.	Governing Law; Dispute Resolution.

9.1.	Governing Law. This Agreement and the rights and obligations of both parties shall be governed and construed in accordance with the laws of the State of New York, without giving effect to its choice of law or conflict of laws rules.

9.2.	Dispute Resolution. The appropriate managers or other designated individuals representing both parties shall meet and attempt in good faith to settle any dispute, claim or controversy arising out of or relating to the interpretation, performance or breach of this Agreement (the “Dispute”). However, if such representatives fail to resolve the Dispute within 10 business days (the “Initial Period”), then such Dispute shall be referred for resolution to a designated senior executive of each party who has the authority to settle the Dispute but who is not directly involved in the Dispute. At the conclusion of the Initial Period, the disputing party invoking this dispute resolution procedure shall give written notice to the other party and the receiving party shall, within 10 business days submit a written response. The notice and response shall include: (a) a statement of that party’s position and a summary of evidence and arguments supporting its position; and (b) the name and title of the senior executive who shall represent the party. The designated senior executive of each party shall attempt in good faith to settle such Dispute within 30 days from the date the disputing party receives the above written response. Notwithstanding anything herein to the contrary, nothing in this Section 9 shall preclude either party from seeking interim or provisional relief, including, without limitation, a temporary restraining order, preliminary injunction or other interim equitable relief concerning a Dispute if necessary to protect the interests of such party.

9.3.	Arbitration. All Disputes between CONSULTANT and NILE arising from their dealings under this Agreement (either during or after the term of this Agreement) and not resolved by the methods defined in Section 9.2 of this Agreement, shall be settled by binding Arbitration in the State of New York, borough of Manhattan under the rules of the American Arbitration Association.

10.	General Provision.

10.1.	Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party except in the event of a purchase, sale, merger or other or transfer of all, or substantially all of the business assets of such party.

10.2.	Subcontracting. CONSULTANT shall be entitled to use agents and subcontractors in the provision of Services under this Agreement, provided that CONSULTANT will be responsible for the acts and omissions of such agents and subcontractors as if the Services were performed by CONSULTANT.

10.3.	Notices. Any notice or other communication to be given under this Master Agreement shall be in writing and shall be delivered personally or sent by first-class pre-paid U.S. Mail, overnight delivery service or facsimile transmission (confirmed by first-class pre-paid U.S. Mail) addressed as follows:

If to NILE:

Daron Evans

Chief Financial Officer

115 Sansome St., Suite 310

San Francisco, CA 94104

Phone: 415-875-7880

FAX: 415-875-7075

If to CONSULTANT to:

Two River Consulting, LLC

Attn.: President

689 5th Avenue, 12th Floor

New York, NY 10022

Phone: 212-871-7900

FAX: 212-871-7929

or to such other designation as either party may hereafter notify the other in accordance with other provisions in this Section. This Notices section is not intended to govern day-to-day business communications necessary for the performance of routine duties arising under a separate Project Contract.

10.4.	Delivery. All such notices or other communications shall be deemed to have been served as follows:

10.4.1.	if delivered personally, at the time of such delivery; or

10.4.2.	if sent by first-class pre-paid U.S. Mail, three business days (Saturday, Sundays and Bank or other public holidays excluded) after being postmarked; or

10.4.3.	if sent by overnight delivery service, the next business day; or

10.4.4.	if sent by facsimile three business days after the postal confirmation has been postmarked.

10.5.	Modification and Waiver. No modification of this Agreement shall be deemed effective unless in writing and signed by each of the parties hereto, and no waiver of any right set forth herein shall be deemed effective unless in writing and signed by the party against whom enforcement of the waiver is sought.

10.6.	Survival. The expiration or earlier termination of this Agreement, (howsoever caused) shall not affect any of the terms, provisions, representations or warranties hereof, including, but not limited to, Sections 4, 5, 6, 7, 9 and 10, which are expressed to continue after such expiration or termination, nor shall any such expiration or termination affect the rights or obligations of either party hereto in respect of any antecedent breach of this Agreement.

10.7.	Severability. If any provision of this Agreement or portion thereof is held to be unenforceable or invalid by a court of competent jurisdiction, the validity and enforceability of the enforceable portion of any such provision and/or the remaining provisions shall not be affected thereby.

10.8.	Integration of Agreement. This Agreement represents the entire agreement between the parties and supersedes all prior negotiations, representations or agreements, written or oral, regarding the terms described herein. All exhibits, Schedules and addenda attached hereto shall be deemed to be fully incorporated into this Agreement.

10.9.	Descriptive Headings. The descriptive headings of the sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provision hereof.

10.10.	Force Majeure. Neither party shall be liable for any failure to perform or delay in performing any obligations under this Agreement if such failure or delay is due to fire, flood, earthquake, strike or any other industrial disturbance, war (declared or undeclared), embargo, blockade, legal prohibition, riot, insurrection or any other cause beyond the control of such defaulting party preventing or delaying the performance of such obligations; provided that such obligations shall be performed immediately upon the termination of such cause and provided further that in the event of such failure or delay continuing for more than two (2) months either party may, without incurring liability to the other, terminate this Master Agreement immediately by written notice to the other party.

10.11.	Use of Name. Each party, on behalf of itself, its employees and agents, agrees not to use the name of the other party or its employees or agents in any publication, promotional material or other written or oral statement for public distribution, relative to the subject matter or existence of this Agreement, except as otherwise required by applicable law, regulations, guidelines and standards or previously consented to in writing by the other party.

10.12.	Governing Law. Any litigation commenced under this Agreement shall be resolved in the trial courts of New York County, State of New York. The prevailing party in any legal proceeding to enforce this Agreement shall be entitled to recover its reasonable attorneys’ fees and costs of litigation.

10.13.	Counterparts. This Agreement may be executed in two (2) counterparts each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. This Agreement shall not be binding until CONSULTANT receives a signed original from NILE.

10.14.	Transfer of Electronic Data. Notwithstanding any provision herein to the contrary, the parties acknowledge that any information of NILE that will be transmitted electronically to CONSULTANT will be done so in a format dictated by NILE unless otherwise stated. CONSULTANT is under no obligation to verify or confirm how NILE’s information will be transmitted electronically to CONSULTANT.

10.15.	No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date and year first above written.

NILE THERAPEUTICS, INC.

By:	/s/ Daron Evans
Name:	Daron Evans
Title:	Chief Financial Officer

TWO RIVER CONSULTING, LLC

By:	/s/ Scott L. Navins
Name:	Scott L. Navins
Title:	Vice President

EXHIBIT A

Services

Executive Management

•	Mr. Joshua Kazam to serve as President and CEO

•	Management of Nile employees and consultants

•	Review, design and execution of corporate and development strategy

•	Preparation and presentation of materials to the Board of Directors

•	Investor relations

Operations

•	Identification, selection and management of vendors and consultants to implement drug development strategy, including clinical, preclinical, manufacturing & controls, and regulatory activities

•	Guide, review work product and provide sign-off on global clinical operations activities, central laboratories, biostatistics, and clinical study report writing

•	Manage drug distribution logistics and other CMC activities

•	Compile and review interim clinical study data for medical review and for corporate presentations

•	Manage regulatory interactions and strategy

Business Development

•	Review, preparation and presentation of materials to potential partners

•	Representation of Nile at conferences

•	Lead partnering process

Medical

•	Review of study design, endpoints and patient data

•	Guide strategy for competitive positioning of products

•	Interacting with thought leaders and members of the scientific advisory board(s)

General & Administrative

•	Provide legal review for contracts and other documents

•	Processing of invoices and management of accounts payable

•	General accounting/finance oversight

•	Archival of reports, data and contracts

EXHIBIT B

Form of Option

EXHIBIT C

Vesting Schedule

The Options shall vest in three separate installments, as follows:

Installment 1: 25% of the Options (covering 187,500 shares) shall vest and be immediately exercisable upon the Effective Date.

Installment 2: Up to a total of 50% of the Options (covering up to 375,000 shares) shall vest depending upon the timing of the achievement of the last patient, last visit (LPLV) in the Phase IIa trial of CD-NP, as follows:

•	If LPLV is achieved on or prior to January 15, 2010, then 100% of Installment 2 shall vest;

•	If LPLV is achieved after January 15, 2010, but prior to February 15, 2010, then 85% shall vest;

•	If LPLV is achieved after February 15, 2010, but prior to March 15, 2010, then 70% shall vest;

•	If LPLV is achieved after March 15, 2010, but prior to April 15, 2010, then 50% shall vest;

•	If LPLV is achieved after April 15, 2010, but prior to May 15, 2010, then 30% shall vest;

•	If LPLV is achieved after May 15, 2010, but prior to June 15, 2010, then 10% shall vest; and

•	Thereafter, no portion shall vest.

Installment 3: The remaining 25% of the Options (covering up to 187,5000) shall vest based on the timing of the delivery to NILE of the draft tables, figures and listings following the achievement of LPLV, as follows:

•	If delivered on or before 90 days from LPLV, then 100% of Installment 3 vests;

•	If delivered after 90 days from LPLV, vesting shall decrease by 0.833% each day until the 150th day following LPLV, at which time 50% of Installment 3 shall vest; and

•	If delivered after 150 days from LPLV, then none of Installment 3 shall vest.

*	Timelines for Installments 2 and 3 assume 30 patient, two cohort study and should be modified if NILE elects to enroll the additional 15ng cohort